Exhibit 5.1

[LETTERHEAD OF LENZ & STAEHELIN]

Logitech International S.A.

Apples, Switzerland

c/o Logitech Inc.

6565 Kaiser Drive

Fremont, California 94555

USA

Geneva, January 30, 2009

327.002 / BARRB

Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or around January 30, 2009 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of up to 4,000,000 shares, par value CHF 0.25 each, of Logitech International S.A., a Swiss corporation (the “Shares”), reserved for issuance pursuant to the 1996 Employee Share Purchase Plan (U.S.), as amended, and the 2006 Employee Share Purchase Plan (Non-U.S.), as amended, (together, the “Stock Plans”). As your legal counsel, we have examined, strictly under Swiss law, the proceedings taken and proposed to be taken by you in connection with the issuance and sale of such Shares under the Stock Plans. In particular, we have taken note that the board of directors of Logitech International S.A. (the “Company”) has resolved to reserve, out of the Shares held in its treasury, a number of Shares which, together with the Shares represented by the Company’s conditional share capital for employee equity incentive plans, will at all times equal or exceed the total amount of the Company’s shares that are subject to issuance under issued and outstanding employee equity incentive rights, whether or not vested or exercisable, including rights issued under the Stock Plans.

Strictly limited to Swiss law and assuming that (i) all Shares are issued and sold in the manner referred to in the Stock Plans and pursuant to the agreements which accompany the Stock Plans, and (ii), as to any new Shares to be issued out of the conditional capital of the Company that may be used to satisfy any obligations of the Company under the Stock Plans, the due execution and delivery of, and the taking of necessary actions under, an agreement between the Company and a Swiss bank for the issuing of Shares from the Company’s conditional capital, it is our opinion that any Shares to be issued will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

LENZ & STAEHELIN

/s/ Lenz & Staehelin